Exhibit 99.1

Ault Global Holdings Announces Its Subsidiary, BitNile, Inc., Will Begin Providing Bitcoin Production and Mining Operation Updates on November 15, 2021

Las Vegas, NV, October 27, 2021 – Ault Global Holdings, Inc. (NYSE American: DPW), a diversified holding company (the “Company”), is pleased to announce that its subsidiary, BitNile, Inc. (“BitNile”), will begin bimonthly reporting, starting November 15, 2021, of the number of bitcoin (“BTC”) miners installed and the amount of BTC mined at its Michigan data center. The bimonthly reports will be available at www.BitNile.com. The Company recently reported that it is currently mining approximately $10 million worth of BTC on an annualized run rate basis based on current market conditions. The Company further stated that it anticipates that the production of BTC will grow to about $15 million on an annualized basis by the end of October.

Milton “Todd” Ault, III, the Company’s Executive Chairman, stated, “In order to be transparent in a blockchain world predicated on a basis of enabling transparency, the Company will start reporting how many miners are installed as well as how much BTC has been mined. We believe this information is important to our partners and shareholders and are excited about the expected contributions from BitNile to our topline revenues and bottom-line results.”

The Company previously announced a purchase agreement with Bitmain for the expected installation of 3,000 S19j Pro Antminers by the end of August 2022, which are in addition to the 1,000 S19j Pro Antminers received in September 2021, thereby increasing the gross mining revenue to approximately $48 million annually based on an assumed market value of BTC of $45,000. With the current market value of BTC having increased to approximately $66,000, the Company believes that gross proceeds could reach approximately $64 million annually based on current market conditions. The Company notes that all estimates are subject to volatility in price, the fluctuation in the difficulty of production and price of BTC, and other factors that may impact the results of production or operations.

For more information on Ault Global Holdings and its subsidiaries, the Company recommends that stockholders, investors and any other interested parties read the Company’s public filings with the SEC and press releases available under the Investor Relations section at www.AultGlobal.com or available at www.sec.gov.

About Ault Global Holdings, Inc.

Ault Global Holdings, Inc. is a diversified holding company pursuing growth by acquiring undervalued businesses and disruptive technologies with a global impact. Through its wholly and majority-owned subsidiaries and strategic investments, the Company provides mission-critical products that support a diverse range of industries, including defense/aerospace, industrial, automotive, telecommunications, medical/biopharma, and textiles. In addition, the Company extends credit to select entrepreneurial businesses through a licensed lending subsidiary. Ault Global Holdings’ headquarters are located at 11411 Southern Highlands Parkway, Suite 240, Las Vegas, NV 89141; www.AultGlobal.com.

Forward-Looking Statements

This press release contains “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. More information, including potential risk factors, that could affect the Company’s business and financial results are included in the Company’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Forms 10-K, 10-Q and 8-K. All filings are available at www.sec.gov and on the Company’s website at www.AultGlobal.com.

Contacts:

IR@AultGlobal.com or 1-888-753-2235